EXHIBIT 11.1

                                      EMCON
                         COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)


                                                              Three months ended
                                                                  March 31,

                                                                1996       1995
                                                                ----       ----

Net income ...............................................     $   34     $  397
   Proforma interest income related to modified
      treasury stock method ..............................         48         63
                                                               ------     ------

Adjusted net income ......................................     $   82     $  460
                                                               ======     ======

Weighted average number of common shares
   outstanding during the period .........................      8,457      8,225

   Common equivalent shares from outstanding
      stock options using the modified treasury
      stock method .......................................        959        672
   Incremental shares to reflect full dilution (1) .......          0          0
                                                               ------     ------

Total shares for purposes of calculating diluted
   income per share (1) ..................................      9,416      8,897
                                                               ======     ======

Primary income per share .................................     $ 0.01     $ 0.05
                                                               ======     ======

Fully diluted income per share ...........................     $ 0.01     $ 0.05
                                                               ======     ======

- -----------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.

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